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                                                                                                                       EXHIBIT 12

                                                RATIO OF EARNINGS TO FIXED CHARGES

                                                       GARDNER DENVER, INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (DOLLARS IN THOUSANDS)



                                                           FOR THE NINE
                                                           MONTHS ENDED
                                                          SEPTEMBER 30,                      FOR THE YEAR ENDED
                                                          -------------        --------------------------------------------------
                                                                 2003           2002       2001       2000       1999       1998
                                                          -------------        ------     ------     ------     ------     ------
Earnings:
  Income before income taxes                                   $ 20,799        28,827     34,683     29,894     29,157     59,894
  Plus:
    Fixed Charges                                                 4,378         7,483      7,789      8,486      6,746      5,692
                                                               --------        ------     ------     ------     ------     ------

    Total                                                      $ 25,177        36,310     42,472     38,380     35,903     65,586
                                                               ========        ======     ======     ======     ======     ======

Fixed Charges:
  Interest expense incl. amortization of debt expense          $  3,411         6,365      6,796      7,669      5,934      4,849
  Rentals-portion representative of interest                        967         1,118        993        817        812        843
                                                               --------        ------     ------     ------     ------     ------

    Total                                                      $  4,378         7,483      7,789      8,486      6,746      5,692
                                                               ========        ======     ======     ======     ======     ======

Ratio of earnings to fixed charges                                  5.8           4.9        5.5        4.5        5.3       11.5
                                                               ========        ======     ======     ======     ======     ======
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